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                                                                    EXHIBIT 99.1

Contact: Josh Hirsberg, Investors           Gary Thompson, Media
         Harrah's Entertainment, Inc.       Harrah's Entertainment, Inc.
         (702) 579-2329                     (702) 579-2728

HARRAH'S ESTIMATES FIRST-QUARTER EARNINGS AT 24 TO 26 CENTS PER SHARE; LOW HOLD
            PERCENTAGE AT RIO IMPACTED PER-SHARE EARNINGS BY 9 CENTS

         BOARD AUTHORIZES REPURCHASE OF 10 PERCENT OF OUTSTANDING SHARES

LAS VEGAS, April 13, 2000 -- Harrah's Entertainment, Inc.(NYSE: HET) said today its first-quarter earnings will be 24 cents to 26 cents per share, compared with analysts' consensus estimate of 30 cents per share.

     Excluding the impact of the low table-games hold percentage at the Company's Rio property in Las Vegas, Harrah's Entertainment's first-quarter per-share earnings would have exceeded the consensus estimate.

     The Rio's table-games hold percentage during the quarter was 12.4 percent, compared with the Rio's average table-games hold percentage over the past three years of 20.5 percent.

     During the quarter, the Rio's table-games volume -- a measure of the attractiveness of the property to players -- achieved record levels, increasing 17 percent from first quarter 1999. The low hold percentage combined with the Rio's record volume represented a net after-tax impact on the Company's first-quarter earnings of approximately 9 cents per share.

     Phil Satre, Chairman and Chief Executive Officer of Harrah's Entertainment, said, "As demonstrated by the Rio's table-games volume, the business fundamentals at the Rio are very strong. This strength, in fact, is consistent with trends we are seeing across the nation in virtually all of our casinos.

     "Our strategy of building same-store sales growth is achieving results," Satre said. "Same-store sales growth for the first quarter is estimated at 12 percent, notwithstanding the low hold percentage at the Rio. Experiencing a low hold percentage over a given period of time is simply a part of doing business in this industry."

     Colin Reed, the Company's Chief Financial Officer, added, "We have a stated goal that Harrah's Entertainment will grow earnings per share at a compound annual growth rate of 15 percent to 20 percent. That is consistent with analysts' estimates and we are comfortable with analysts' estimates for both 2000 and 2001."

     Separately, Harrah's Entertainment said its Board of Directors has authorized the Company to repurchase up to 12.5 million shares of its common stock in the open market and in other transactions as market and other conditions warrant. This is in addition to the 10 million-share repurchase program authorized in August 1999. This new share-repurchase authorization represents 10 percent of Harrah's Entertainment's outstanding stock.

     Harrah's Entertainment will host a conference call on Friday, April 14, 2000 at 9:00 a.m. (Eastern Daylight Savings Time) to discuss the first quarter, as well as the general trends


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in the Company's overall business. For those interested in participating in the conference call, please dial (888) 747-3510, or (703) 871-3085 for international callers, approximately 10 minutes prior to the call start time. A taped replay of the conference call can be accessed at (888) 266-2081, or (703) 925-2533 for international callers, beginning at 1:00 p.m. on April 14, 2000. The replay will be available through April 21, 2000. The pin number for the replay is 3906920.

     Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino entertainment industry, operating 21 casinos in 17 markets in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 19 million players, Harrah's is focused on building loyalty and value with its targeted customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

     Statements in this release concerning future events, future performance and business prospects, including the Company's projected financial results for the first quarter and the years 2000 and 2001, are forward-looking and are subject to certain risks and uncertainties. These include, but are not limited to, economic, bank, equity and debt-market conditions, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, and effects of competition. These risks and uncertainties could significantly affect anticipated results or events in the future and actual results may differ materially from any forward-looking statements.

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